pwc

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

ORGENESIS INC.

(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Orgenesis Inc. (A Development Stage Company) and its subsidiaries (the "Company") as of November 30, 2013 and 2012, and the related consolidated statements of comprehensive loss, changes in stockholders' deficiency and cash flows for the years then ended and cumulatively, for the period from June 5, 2008 (inception date) to November 30, 2013. These financial statements are the responsibility of the Company's board of directors and management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based upon our audit, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of November 30, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended and cumulatively, for the period from June 5, 2008 (inception date) to November 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1a to the financial statements, the Company has recurring losses for the period from inception through November 30, 2013 and presently the Company does not have sufficient cash and other resources to meet its requirements in the following twelve months. These factors raise substantial doubt as to the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1a. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Tel-Aviv, Israel
February 19, 2014

Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 6812508, Israel,
P.O Box 50005 Tel-Aviv 6150001 Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il